CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement File No. 333-142408 on Form S-1 of our report dated March 12, 2008 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2007. We also consent to the incorporation by reference of our report dated March 12, 2008 relating to the consolidated financial statement schedules, which appear on page F-57 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Incorporation of certain documents by reference" in the Prospectuses and Supplement.







/s/PricewaterhouseCoopers LLP
New York, New York
April 23, 2008